Exhibit 10.11

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is effective as of July 1, 2010 (the “Effective Date”) between ON24, Inc., with an office located at 201 3rd Street, 3rd Floor, San Francisco, CA 94103 (hereinafter referred to as the “Company”), and InfoHorizon, LLC, an Ohio limited liability company with offices located at 6548 Dorset Ln, Solon, OH 44139 (hereinafter referred to as the “Consultant”).

AGREEMENT:

Article 1 – Scope of Work

1.1 Services – The Company hereby engages Consultant, in an independent contractor relationship, to provide services (“Services”) as described in one or more Statements of Work that are attached hereto or are otherwise subject to the terms of this Agreement (each a “SOW”). A SOW will become binding when both parties have signed it, and once signed, the Consultant will be obligated to provide the Services as specified therein.

Consultant will determine the method, details, and means of performing the Services. Consultant may, at its sole expense, use its employees and/or subcontractors, to perform the Services under this Agreement; provided, however, all such employees and subcontractors must have the necessary skills and abilities to perform the task required by the Company. Consultant shall be responsible and liable for all work performed by and all actions and inactions of any subcontractors (including any affiliates that may be used by Consultant to perform Services) that are involved in the provision of any Services pursuant to this Agreement. Consultant must promptly inform Company in writing or via email of any and all subcontractors it uses to perform Services.

1.2 Confidentiality –

a. Definition of Confidential Information. “Confidential Information” means any technical and non-technical information related to the Company’s business, including for example and without limitation, current, future and proposed products and services of Company, Company Innovations, Company Property (as defined in Section 1.3 (“Ownership and Return of Confidential Information and Company Property”)), and Company’s information concerning equipment, hardware, networks, passwords, products, inventions, concepts, designs, drawings, schematics, plans, production specifications, source code, libraries, agents, applets, script, Javascript, object classes, software architecture, object code, flowcharts, source listings, software-related documentation, databases, structures, formulas, algorithms, techniques, processes, circuits, computer disks or tapes whether machine or user readable, market data, financial information, information and data regarding suppliers, customers, marketing, sales, prospects, forecasts, engineering, procurement, research and development and any information that may be made known to Consultant that Company has received from others that Company is obligated to treat as confidential or proprietary. Confidential Information shall include all copies, reproductions, photographs, images, records, and extracts thereof, as well as all notes and summaries prepared by Consultant relating to Confidential Information.

b. Nondisclosure and Nonuse Obligations. Except as permitted in this Section, Consultant, as well as its employees and subcontractors, shall not use, copy, modify, disseminate or in any way disclose the Confidential Information. Consultant may use the Confidential Information solely to perform Services for the benefit of Company. Consultant shall treat all Confidential Information with the same degree of care as Consultant accords to Consultant’s own confidential information, but in no case shall Consultant use less than reasonable care. Consultant shall disclose Confidential Information only to those of Consultant’s employees and subcontractors who have a need to know such information. Consultant represents and warrants that every employee and subcontractor of Consultant (and every employee of each such subcontractor) that is directly or indirectly involved in the performance of Services

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or otherwise has access to Confidential Information (collectively, “Consultant Representatives”) will have agreed in writing, either as a condition of employment or in order to obtain the Confidential Information, to be bound by written terms and conditions at least as protective as those terms and conditions applicable to Consultant under this Agreement. Consultant shall immediately give notice to Company of any unauthorized use or disclosure of the Confidential Information. Consultant shall assist Company in remedying any such unauthorized use or disclosure of the Confidential Information. Consultant agrees not to communicate any information to Company in violation of the proprietary rights of any third party.

c. Exclusions from Nondisclosure and Nonuse Obligations. Consultant’s obligations under Section 1.2(b) shall not apply to any Confidential Information that Consultant can demonstrate (a) was in the public domain at or subsequent to the time such Confidential Information was communicated to Consultant by Company through no fault of Consultant; or (b) was rightfully in Consultant’s possession free of any obligation of confidence at or subsequent to the time such Confidential Information was communicated to Consultant by Company. A disclosure of any Confidential Information by Consultant (i) in response to a valid order by a court or other governmental body or (ii) as otherwise required by law shall not be considered to be a breach of this Agreement or a waiver of confidentiality for other purposes; provided, however, that Consultant shall provide prompt prior written notice thereof to Company to enable Company to seek a protective order or otherwise prevent such disclosure.

d. The obligations contained in this Section 1.2 shall survive termination of this Agreement.

1.3 Ownership and Return of Confidential Information and Company Property. All Confidential Information and any materials (including, without limitation, documents, drawings, papers, diskettes, tapes, models, apparatus, sketches, designs and lists) furnished to Consultant by Company, whether delivered to Consultant by Company or made by Consultant in the performance of Services under this Agreement and whether or not they contain or disclose Confidential Information (collectively, the “Company Property”), are the sole and exclusive property of Company or Company’s suppliers or customers. Consultant agrees to keep all Company Property at Consultant’s premises unless otherwise permitted in writing by Company. Within five (5) days after any request by Company, Consultant shall destroy or deliver to Company, at Company’s option, (a) all Company Property and (b) all materials in Consultant’s possession or control that contain or disclose any Confidential Information. Consultant will provide Company a written certification of Consultant’s compliance with Consultant’s obligations under this Section.

1.4 Disclosure and Assignment of Work Resulting from SOWs.

a. “Innovations” and “Company Innovations” Definitions. “Innovations” means all discoveries, designs, developments, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), trade secrets, know-how, and ideas (whether or not protectable under trade secret laws). “Company Innovations” means Innovations that Consultant, solely or jointly with others, conceives, develops or reduces to practice related to any SOW.

b. Disclosure and Assignment of Company Innovations. Consultant agrees to maintain adequate and current records of all Company Innovations, which records shall be and remain the property of the Company. Consultant agrees to promptly disclose and describe to the Company all Company Innovations. Consultant agrees that this is a “work made for hire” agreement and, except for Consultant’s rights in Out-of-Scope Innovations, Consultant hereby does and will assign to Company (and Company shall be the sole and exclusive owner of) all right, title and interest, including all patent, copyright, trade secret and trademark right and other intellectual property and proprietary rights, in and to all deliverables, Company Innovations and other work product created or provided by Consultant pursuant to this Agreement or any SOW and all associated records (“Work Product”). To the extent any of the rights, title and interest in and to Company Innovations cannot be assigned by Consultant to the Company, Consultant hereby grants to the Company an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice such non-assignable rights, title and interest. To the extent any of the rights, title and interest in and to the Company Innovations can neither be assigned nor licensed by Consultant to the Company, Consultant hereby irrevocably waives and agrees never to assert such non-assignable and non-licensable rights, title and interest against the Company or any of the Company’s successors in interest.

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c. Assistance. Consultant agrees to perform, during and after the term of this Agreement, all acts that the Company deems necessary or desirable to permit and assist the Company, at its expense, in obtaining, perfecting and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Innovations as provided to the Company under this Agreement. If the Company is unable for any reason to secure Consultant’s signature to any document required to file, prosecute, register or memorialize the assignment of any rights under any Company Innovations as provided under this Agreement, Consultant hereby irrevocably designates and appoints the Company and the Company’s duly authorized officers and agents as Consultant’s agents and attorneys-in-fact to act for and on Consultant’s behalf and instead of Consultant to take all lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance and enforcement of rights under such Company Innovations, all with the same legal force and effect as if executed by Consultant. The foregoing is deemed a power coupled with an interest and is irrevocable.

d. Out-of-Scope Innovations. Consultant must describe and identify in each SOW the Innovations that Consultant intends to use in performing Services under such SOW which is either owned by Consultant or is licensed by a third party to Consultant with a right to sublicense, and which exists prior to the effective date of the applicable SOW (collectively, the “Out-of-Scope Innovations”). If Consultant incorporates any Out-of-Scope Innovations into any of the Company Innovations, then Consultant hereby grants to the Company and the Company’s designees a non-exclusive, royalty-free, irrevocable, perpetual, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to practice all patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to such Out-of-Scope Innovations.

Article 2 – Independent Contractor

2.1 Independent Contractor – Consultant’s relationship with Company will be that of an independent contractor. Neither Consultant nor any Consultant Representative shall be deemed an employee, partner, or co-venture of, or an agent of, the Company, and nothing in this Agreement is intended to, or shall be construed to, create a partnership, agency, joint venture, employment or similar relationship. Consultant is not authorized to speak for, represent, or obligate the Company in any manner without the prior express written authorization from an officer of the Company.

2.2 Taxes - Consultant shall be responsible for all taxes arising from compensation and other amounts paid under this Agreement. Neither federal, nor state, nor local income tax, nor payroll tax of any kind, shall be withheld or paid by the Company on behalf of Consultant or any Consultant Representative. Consultant understands that it is responsible for paying Consultant’s taxes in accordance with applicable law. Consultant will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement.

2.3 Compensation & Benefits - Consultant shall compensate its employees and subcontractors in accordance with all applicable labor and employment and other laws. Consultant hereby accepts exclusive liability for complying with all applicable laws governing self-employed individuals, including obligations such as payment of taxes, social security, disability and other contributions based on fees paid to Consultant, under this Agreement. Neither Consultant nor any Consultant Representative of Consultant will be eligible for, or have the right to participate in, any employee pension, health, welfare, or other fringe benefit plan, of the Company. No workers’ compensation insurance shall be obtained by Company covering Consultant or the Consultant Representatives.

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2.4 Insurance - Consultant, at its sole cost and expense, shall obtain and maintain all insurance coverage required by federal or state or other applicable law. Consultant shall also, at its sole cost and expense, maintain the level of comprehensive general liability insurance, worker’s compensation, and other insurance coverage that is appropriate under the circumstances for the Services. Consultant hereby waives any and all claims against the Company except as may be specifically set forth in this Agreement.

2.5 Indemnity - Consultant shall defend, indemnify and hold harmless Company (i) with respect to any claims for non-payment of wages or other related claims from the Consultant Representatives and its employees, and (ii) for any breach of or non-compliance with respect to this Section 2.

Article 3 – Compensation for Consulting Services

3.1 Compensation - Company will pay Consultant fees for Services rendered under this Agreement as set forth in the applicable SOW subject to the terms herein and therein. Consultant shall only be reimbursed for expenses that are expressly approved for reimbursement in a SOW or in writing by an authorized representative of Company, and only then if such expenses are incurred accordance with Company’s Travel and Expense Policy and Consultant submits verification of such expenses as Company may require. Payment of Consultant’s fees, and expenses if applicable, will be in accordance with the terms and conditions set forth herein and in the applicable SOW. Upon termination of this Agreement for any reason other than Consultant’s material breach of this Agreement or an SOW, Consultant will be paid any undisputed previously unpaid fees on a pro rata basis as stated in the SOW for work which has been completed, to and including the effective date of such termination.

Article 4 – Term and Termination

4.1 Term - This Agreement is effective as of the Effective Date set forth above and will terminate on the later of the five year anniversary of the Effective Date or the day the last remaining SOW expires or is terminated, unless terminated earlier as set forth below. Consultant acknowledges that the Company makes no commitment to providing work for the Consultant subsequent to any expiration or termination of this Agreement.

4.2 Termination –

a. By the Company. The Company may terminate this Agreement and any SOW without cause at any time, with termination effective 90 days after Company’s delivery to Consultant of written notice of termination. Company also may terminate this Agreement (a) immediately upon Consultant’s breach of Sections 1.2, 1.3, or 1.4 or Article 6 or (b) immediately for a material breach of this Agreement or any SOW by Consultant if such material breach is not cured within 10 days after the date of Company’s written notice of breach or (c) Consultant conducts themselves in any manner which, in the reasonable opinion of the Company, brings or is likely to bring the Company into disrepute by association or (d) Consultant is found to be incompetent, guilty of gross misconduct and/or any serious or persistent negligence in the provisions of his Services hereunder, or (e) Consultant materially and intentionally misrepresents its capabilities.

b. By Consultant. Consultant may terminate this Agreement and any SOW without cause at any time, with termination effective 90 days after Consultant’s delivery to Company of written notice of termination. Consultant may terminate this Agreement for a material breach by Company if Company’s material breach of any provision of this Agreement is not cured within thirty (30) days after the date of Consultant’s written notice of breach.

c. Effect of Expiration or Termination. Upon expiration or termination of this Agreement, Company shall pay Consultant for Services performed under this Agreement as set forth in each then active SOW (s).

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Article 5 – Warranties.

5.1 Warranties - Consultant represents and warrants to Company that: (i) the Services will be performed in a professional and workmanlike manner in accordance with current industry standards by qualified personnel with the necessary skills and qualifications to perform the Services in accordance with this Agreement, (ii) the Services and Work Product (and performance, creation and/or delivery thereof) shall comply with and all applicable laws and regulations; (iii) it shall not breach this Agreement; and (iv) Company’s use of the Services, Work Product and Company Innovations shall not infringe any patent, copyright, trademark or other intellectual property or proprietary right of any person or entity.

Article 6 – Non Interference and No Conflicts.

6.1 Non Interference with Business

a. During the term of this Agreement and for a period of 1 year following the termination or expiration of this Agreement, Consultant agrees not to solicit or induce any employee of Company to terminate or breach an employment, contractual or other relationship with the Company. Notwithstanding the foregoing, this Section shall not apply to employees who independently respond to indirect solicitations (such as general newspaper advertisements, employment agency referrals and internet postings) not targeting such employees or to employees who no longer work for Company at the time of any solicitation or offer.

b. During the term of this Agreement and for a period of 1 year following the termination or expiration of this Agreement, Company agrees not to intentionally solicit or induce any employee or subcontractor of Consultant directly involved in the performance of Services under this Agreement to terminate or breach an employment, contractual or other relationship with the Consultant. Notwithstanding the foregoing, this Section shall not apply to employees or subcontractors who independently respond to indirect solicitations (such as general newspaper advertisements, employment agency referrals and internet postings) not targeting such employees or to employees who no longer work for Consultant at the time of any solicitation or offer. Consultant represents that all of its subcontractors directly involved in the performance of Services under this Agreement are named in Exhibit A hereto. Consultant may update the list from time to time by emailing Company’s CTO, Jayesh Sayeshi (and Consultant represents the accuracy of any and all such updates).

6.2 No Conflicts. During the term of this Agreement, Consultant will not accept work, enter into a contract or accept an obligation inconsistent or incompatible with Consultant’s obligations, or the scope of Services to be rendered for the Company, under this Agreement. Consultant warrants that, to the best of Consultant’s knowledge, there is no other existing contract or duty on Consultant’s part that conflicts with or is inconsistent with this Agreement. Consultant agrees to indemnify the Company from any and all loss or liability incurred by reason of the alleged breach by Consultant of any services agreement or other arrangement with any third party.

Article 7 – Indemnification

7.1 Third Party Claims. The Company assumes all responsibility for usage by Consultant in accordance with this Agreement of the information and/or specifications that it provides to Consultant specifically for incorporation into the Services. Company agrees to defend, indemnify and hold harmless Consultant for third party claims arising from Consultant’s use in accordance with this Agreement of information and/or specifications provided by Company to the extent such claims allege that such use infringes or otherwise violates the rights of a third party.

7.2 Consultant shall defend, indemnify and hold harmless Company and its officers, directors, employees, agents, successors and assigns from and against any and all claims and all related losses, expenses, damages, costs and liabilities, including reasonable attorneys’ fees and expenses (collectively, “Claims”) arising from or related to (i) Consultant’s use of any information or other materials in the performance of the Services not provided by Company which infringe or otherwise violate the rights of a third party, (ii) any of the Consultant’s employees and Consultant Representatives; (iii) neglect, acts, omissions, negligence or willful misconduct by Consultant and Consultant Representatives; (iv) any claims that Consultant violated or infringed the intellectual property rights of any third party; or (v) breach of this Agreement or violation of any contract or applicable law, rule, or regulation by Consultant or Consultant Representatives.

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Article 8 – Limitation of Liability

8.1 Limitation of Liability – Except in the event of a breach of Sections 1.2, 1.3, 1.4 or Article 6 or pursuant to Article 5 or 7, neither party (i) will be liable for special, incidental or consequential damages or lost profits (however arising, including negligence) arising out of or in connection with this Agreement, and (ii) will be liable to the other party in an amount greater than the aggregate amounts paid or payable by the Company hereunder. This limitation of each party’s liability is cumulative, with all payments for claims or damages in connection with this Agreement being aggregated to determine satisfaction of the limit. The existence of one or more claims will not enlarge the limit.

Article 9 – General Provisions

9.1 Construction of Terms - If any provision of this Agreement is held unenforceable by a court of competent jurisdiction, that provision shall be severed and shall not affect the validity or enforceability of the remaining provisions.

9.2 Governing Law - This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of California, without reference to conflict of laws principles.

9.3 Complete Agreement - This Agreement constitutes the complete agreement and sets forth the entire understanding and agreement of the parties as to the subject matter of this Agreement and supersedes all prior discussions and understandings in respect to the subject of this Agreement, whether written or oral.

9.4 Dispute Resolution - If there is any dispute or controversy between the parties arising out of or relating to this Agreement, the parties agree that such dispute or controversy will be arbitrated in San Francisco, California in accordance with proceedings under American Arbitration Association rules, and such arbitration will be the exclusive dispute resolution method under this Agreement. The decision and award determined by such arbitration will be final and binding upon both parties. All costs and expenses, including reasonable attorney’s fees and expert’s fees, of all parties incurred in any dispute which is determined and/or settled by arbitration pursuant to this Agreement will be borne by the party determined to be liable in respect of such dispute; provided, however, that if complete liability is not assessed against only one party, the parties will share the total costs in proportion to their respective amounts of liability so determined. Except where clearly prevented by the area in dispute, both parties agree to continue performing their respective obligations under this Agreement until the dispute is resolved.

9.5 Waiver of Breach - The waiver by a party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the party in breach.

9.6 Notices - All notices, requests and other communications between the parties shall be in writing and shall be delivered as follows: (a) by personal delivery, when actually delivered; (b) by overnight courier, upon written verification of receipt; (c) by facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth above or to such other address as either party may provide in writing.

9.7 Successors and Assigns - This Agreement may not be assigned by Consultant without the Company’s prior, written consent, and any such attempted assignment shall be void and no effect.

9.8 Survivability - The definitions contained in this Agreement and Sections 1.2, 1.3, 1.4, Articles 2-3, Section 4.2(c), and Articles 6 - 9 shall survive the termination of this Agreement.

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9.9 Severability - If any provision of this Agreement is for any reason declared to be invalid or unenforceable, the validity and enforceability of the remaining provisions shall not be affected thereby. Such invalid or unenforceable provision shall be deemed modified to the extent necessary to render it valid and enforceable, and if no modification shall render it valid and enforceable, this Agreement shall be construed as if not containing such provision and the rights and obligations of the parties shall be construed and enforced accordingly.

9.10 Amendment, Waiver, Modification or Termination - No amendment, waiver or termination or modification of this Agreement shall be binding unless it is in writing and signed by both parties and dated subsequent to the date hereof. Performance of work by Consultant and/or acceptance of payment by Consultant for work performed and/or work to be performed for the Company beyond the scope of this Agreement does not constitute acceptance of amendments or modifications to this Agreement nor shall they be binding.

9.11 Publicity and Public Announcements - Consultant shall not issue any press release nor make any public statement regarding this Agreement (including the terms and existence thereof) or the relationship of the parties without Company’s prior written approval which may be withheld in Company’s sole discretion. Nothing herein shall require Company to approve the issuance of a press release or obligate Company to participate in a press release with Consultant.

9.12 Injunctive Relief for Breach - Consultant’s obligations under this Agreement are of unique character that gives them particular value; breach of any of such obligations will result in irreparable and continuing damage to Company for which there will be no adequate remedy at law; in the event of such breach, Company will be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate).

9.13 Force Majeure - The parties shall not be liable to each other for any failure or delay of performance of any obligations hereunder where such failure or delay shall have been wholly or principally caused by acts or events beyond its control, including but not limited to acts of God, acts of civil or military authority, fire, floods, earthquakes or other natural disasters, war, riots, strikes, applicable governmental law or regulation imposed after the date of signing of this agreement, lockouts, communication link failures, computer viruses and third party software or hardware failures or defects; provided, however, that if such force majeure event continues for more than ten (10) days, either party may terminate this Agreement by providing written notice to the other party. Notwithstanding the foregoing, Company shall have no obligation to pay for services not actually performed by Consultant.

9.14 Observance of Company Rules. To the extent Consultant performs any services while on the Company’s premises, Consultant will observe and comply the Company’s rules and regulations with respect to conduct, health, safety and protection of persons and property.

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IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement:

Consultant:

By:	/s/ Chandra K. Jain
Name: Chandra K. Jain
Title: Principal

Company:

By:	/S/ A. Hamer
Name: A. Hamer
Title: CFO

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Exhibit A – List of all of Consultant’s Subcontractors

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STATEMENT OF WORK NUMBER ONE BETWEEN ON24, INC. AND INFOHORIZON, LLC.

Statement of Work Number One

This Statement of Work Number One (this “SOW”) is entered into by ON24, Inc., with an office located at 201 3rd Street, 3rd Floor, San Francisco, CA 94103 (hereinafter referred to as the “Company”), and InfoHorizon, LLC, an Ohio limited liability company with an office located at 6548 Dorset Ln, Solon, OH 44139 (hereinafter referred to as the “Consultant”, and together with Company, the “Parties”) as of July 1, 2010 (the “Effective Date”). This is SOW is incorporated by reference into and shall be governed by the terms of the Consulting Agreement (the “Agreement”) between the Parties dated July 1, 2010. In the event of any conflict between the terms of the Agreement and this SOW, the terms of this SOW shall control. Any terms used but not defined herein shall take their meaning from the Agreement.

Selection & Management of Resources

•	The Company shall identify Services it wants performed by Consultant on an as-needed basis.

•

The Consultant will identify the appropriate personnel of Consultant and its subcontractors to perform Services based on Company’s requirements. Company shall then be entitled to confer with the selected personnel at no cost to Company to decide whether it is willing to allow Consultant to use such personnel to perform Services. Company has the right to approve which personnel shall perform Services (all personnel which has or is performing Services being “Resources”). Consultant represents and warrants that no personnel may be used to perform Services unless approved in advance by Company, and shall indemnify Company for any non-compliance.

•	The Consultant shall be solely responsible for managing the Resources and shall provide appropriate equipment, office space and means of communication for the Resources to perform the Services

•

The Company may request additional personnel to perform Services at any time and the Consultant shall identify appropriate personnel and make available those additional Resources selected by Company as soon as possible.

•

Consultant is responsible for providing appropriate Resources to meet project deadlines and staffing levels. In the event of fluctuations in staffing due to office closures (National Holidays) and other absences, Consultant will work with the Company to ensure proper support and minimize any disruption in service.

•

Consultant shall stop using a Resource to perform Services (i) immediately upon request of Company if Company reasonably believes a breach of this SOW occurred by virtue of such Resource, or (ii) in any other event, within 2 weeks of request by Company.

•	Company agrees to:

•	Identify and prioritize tasks for the project team.

•	Ensure there is sufficient work load assigned for the team to work in full-time capacity.

•	Provide ON24 requirements in a timely manner.

•	Review and sign off on requirements, designs and test procedures within mutually agreed upon timeframes.

•	Answer questions and resolve requirements issues within mutually agreed upon timeframes.

•	Participate in regularly scheduled project status meetings.

•	Purchase any third party software licenses it requires for the development, integration and testing of Company’s software.

Services & Work Product

All services performed by Resources shall be Services and all deliverables and other work created by Resources shall be Work Product.

Fees:

The Company will only be charged for the number of hours (rounded to the nearest quarter hour) that Resources perform Services pursuant to this SOW. Notwithstanding the preceding sentence, subject to the terms and conditions herein, in the event the work related to the Services requested by Company falls below full-time capacity for any Resource performing Services during the term of this SOW, the Company shall still be responsible for paying Consultant the fees that correspond to 8 hours per working day per such Resource actively performing Services that day.

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Billing rates for Resources shall be as mutually agreed upon by the parties.

Consultant will invoice Company on a monthly basis and all undisputed amounts will be due forty-five (45) days following Company’s receipt of invoice.

Additional Terms:

•

The fees in this SOW do not include hosting, hardware, SSL and any software license costs. Such costs, if any, will be paid for by the Company. Consultant shall not incur any such costs without Company’s prior written consent.

•	No expenses incurred by Consultant shall be payable by Company unless approved by Company in advance in writing.

•

Starting with amounts payable by Company for Services performed on or after July 1, 2013, Consultant may require that 1% interest per month be added to any amount not paid within 75 days of when such amount becomes past due in accordance with this SOW. Consultant shall be required to inform Company in writing of its decision to require the application of interest to applicable amounts on an invoice, and must wait to do so until the requisite 75 day period is complete. Interest shall only apply to the period of time until payment is made following Company’s receipt of a compliant notice from Consultant. For purposes of clarity, the parties agree that no interest shall apply to any amounts relating to Services performed prior to July 1, 2013.

IN WITNESS WHEREOF, the parties have caused this SOW to be executed by their duly authorized representatives, as of the Effective Date.

Company:

By: /s/ A. Hamer
Name: A. Hamer
Title: CFO

InfoHorizon, LLC

By: /s/ Chandra K. Jain
Name: Chandra K. Jain
Title: Principal

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